UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2013

AUTOINFO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-11497	13-2867481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6413 Congress Ave – Suite 260 Boca Raton	33487
(Address Of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code (561) 988-9456

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 25, 2013, following approval by the stockholders of AutoInfo, Inc. (“AutoInfo” or the “Company”), at a special meeting of the stockholders of the Company held on April 25, 2013 at 9:00 a.m. Eastern Time (the “Special Meeting”), of the Agreement and Plan of Merger, dated as of February 28, 2013 (the “Merger Agreement”), by and among the Company, AutoInfo Holdings, LLC (“Parent”) and AutoInfo Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), and the transactions contemplated thereunder, including the merger of Merger Sub with and into the Company, with the separate corporate existence of Merger Sub thereupon ceasing, and the Company continuing as the surviving corporation, as contemplated by the Merger Agreement (the “Merger”), the Merger was completed. The aggregate purchase price paid for all of the equity securities of the Company, net of certain assumed liabilities, was approximately $56,000,000, which purchase price was funded by Parent from cash on hand and committed availability under its credit facility.

Item 3.03.	Material Modifications to Rights of Security Holders.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of AutoInfo Common Stock (except for certain shares held by AutoInfo, Parent or Merger Sub and shares held by stockholders who have properly exercised appraisal rights) was converted into the right to receive $1.05 in cash, without interest (the “per share Merger consideration”), less any applicable withholding taxes. At the Effective Time, each outstanding option became fully vested and was converted into the right to receive cash equal to the excess of the per share Merger consideration of $1.05 over the per share exercise price under such option, less any applicable withholding taxes.

Item 5.01.	Changes in Control of Registrant.

As a result of the Merger, the Company became a direct wholly owned subsidiary of Parent resulting in a change of control of the Company. To the Company’s knowledge, there are no arrangements, including any pledge by any person of securities of the Company or Parent, the operation of which may at a subsequent date result in a further change of control of the Company.

The information set forth in Items 2.01, 3.03 and 5.02 of this Current Report on Form 8-K is incorporated by reference in this Item 5.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Effective Time, each of the Company’s five directors (Peter C. Einselen, Mark Patterson, Thomas C. Robertson, Harry Wachtel and Mark Weiss) voluntarily resigned as directors of the Company.

At the Effective Time, Parent, as the sole stockholder of the Company, elected Harry Wachtel, Michael P. Williams, John Caple, Adam Bentkover and Cecilio M. Rodriguez as the directors of the Company, the surviving corporation of the Merger.

Harry Wachtel, Chief Executive Officer, ceased to be an officer of the Company as of the Effective Time.

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Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the terms of the Merger Agreement, at the Effective Time, the Company’s certificate of incorporation and bylaws were amended and restated in their entirety. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company are attached as Exhibit 3.1 and Exhibit 3.2, respectively.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the Special Meeting, the stockholders of the Company voted on the following three proposals:

•	Proposal #1: To consider and vote to approve and adopt the Merger Agreement and the Merger;

•	Proposal #2: To consider and vote to approve, solely on a non-binding, advisory basis, change of control payments and other compensation that certain executive officers of AutoInfo will receive in connection with the Merger; and

•	Proposal #3: To consider and vote upon a proposal to adjourn the Special Meeting, if necessary or appropriate, if there are insufficient affirmative votes present at the Special Meeting to approve and adopt the Merger Agreement and the transactions contemplated thereunder, including the Merger.

As of the March 25, 2013 record date for the Special Meeting, there were issued and outstanding 34,343,215 shares of AutoInfo Common Stock entitled to vote at the Special Meeting. A quorum was present at the Special Meeting.

Proposal #1 was approved by AutoInfo’s stockholders. The results of the vote on this proposal were:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
22,128,797	8,350,773	70,000	125

Proposal #2 was approved by AutoInfo’s stockholders.  The results of the vote on this proposal were:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
21,966,897	8,475,803	106,870	125

Proposal #3 was approved by AutoInfo’s stockholders.  The results of the vote on this proposal were:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
22,151,228	8,344,839	53,628	0

Adjournment of the Special Meeting was not necessary or appropriate because there were sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

The items of business upon which the stockholders of AutoInfo voted at the Special Meeting are more fully described in the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by AutoInfo on April 1, 2013.

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Item 9.01. Exhibits

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 28, 2013, by and among AutoInfo, Inc., AutoInfo Holdings, LLC and AutoInfo Acquisition Corp. (incorporated by reference to the Company’s Current Report on Fork 8-K filed with the SEC on March 5, 2013).

3.1	Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated Bylaws of the Company.

* * * * *

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AutoInfo, Inc.

Dated: May 1, 2013	By:	/s/ William I. Wunderlich
William I. Wunderlich,
Chief Financial Officer